Exhibit 10.3
SEPARATION AGREEMENT AND GENERAL RELEASE
     THIS SEPARATION AGREEMENT AND GENERAL RELEASE (hereinafter referred to as “Agreement”) is made and entered into by and between Ernest T. Thomas (who together with his heirs, administrators, executors and assigns are hereinafter referred to as (“Thomas”) and RPM International Inc. (which is hereinafter referred to as “Company”).
     WHEREAS the last day of Thomas’s employment with the Company was June 18, 2008;
     WHEREAS the parties desire to effect a final settlement and compromise of all of the issues and claims related in any way to Thomas’s employment with the Company and/or the separation of his employment with the Company;
     NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, being good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Thomas and the Company hereby agree as follows:
1. Severance Payments
     a. On the eighth day following the effective date of this Agreement, Thomas shall be paid severance pay in the total amount of One Millions Dollars ($1,000,000.00).
     b. The Company further agrees to pay directly to the health care provider, on a monthly basis, the COBRA premiums for Thomas’s continuation of medical and dental coverage through October 31, 2010. Should Thomas become covered by another insurance plan prior to October 31, 2010 and wish to cancel his participation in the Company’s medical and/or dental insurance program, Thomas will notify in writing Janeen B. Kastner, Vice President – Corporate Benefits & Risk Management, the date on which he wishes coverage to cease.
     c. This Agreement shall not affect Thomas’s rights under any Company plan or benefit as to which Thomas is already vested. Benefits under those plans will be governed by the plan documents. Except as otherwise provided herein, Thomas’s participation in all other Company benefit plans and programs, including the 2004 Omnibus Equity and Incentive Plan has terminated in accordance with their terms.
     d. The Severance Payments to Thomas are not an entitlement and serve as consideration for the releases and obligations imposed upon Thomas under this Agreement.
2. Waiver of Reinstatement with the Company
     Thomas permanently waives any right to reinstatement, re-employment or re-hire with the Company or any of its operating companies. Thomas agrees not to apply for employment with the Company or any of its operating companies in the future. Should Thomas make any attempt to obtain such employment, the Company and its operating companies may disregard his application without incurring any liability.

3. Complete Waiver and Release
     In consideration for the Company’s agreement to pay the Severance Payments to Thomas, and for the other promises and benefits provided by the Company under this Agreement, Thomas hereby releases, holds harmless, acquits and forever discharges the Company, and its predecessors, successors, shareholders, operating companies, subsidiaries and affiliates, as now exist or may heretofore be constituted, formed or acquired, and their past, present and future directors, officers, employees, members, successors, representatives, insurers, agents and assigns, from any and all claims, grievances, demands, actions, and lawsuits arising from or relating to, directly or indirectly, Thomas’s employment with the Company and/or his separation from such employment. This Waiver and Release specifically includes any claims or lawsuits arising under Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Age Discrimination in Employment Act, which prohibits discrimination against individuals based upon their age; the Americans with Disabilities Act, as amended, which prohibits discrimination against individuals with disabilities; Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002 (Sarbanes-Oxley Act of 2002); Ohio state law, specifically including but not limited to the Chapter 4112 of the Ohio Revised Code which prohibits discrimination in employment; any claims for attorneys’ fees or other costs and expenses; or any other federal, state or local laws, regulations and/or ordinances that in any way relate to the employment of individuals. This Waiver and Release also specifically includes any claims for wrongful discharge, whether arising out of an express or implied contract, tort, unkempt promises, or any other legal theory or basis, or public policy. Thomas also warrants and acknowledges that he has been appropriately compensated for all hours worked under the Fair Labor Standards Act and Ohio state law. Thomas further warrants and acknowledges that he has been properly granted any leaves of absence to which he may have been entitled under the Family Medical Leave Act and Ohio state law. Finally, Thomas warrants that he has submitted to the Company any and all eligible business expenses he incurred during his employment, and that he has received from the Company all monies owed to him as reimbursement for the business expenses he incurred. This Waiver and Release covers both claims that Thomas knows about and those that he may not know about.
     The released claims shall not include any claims or rights which may arise after the date this Agreement is signed.
4. No Future Lawsuits
     a. Thomas also promises never to file or cause to be filed, an action, claim, lawsuit, demand, arbitration, or otherwise assert any claims against the Company asserting any of the claims referenced in Paragraph 3 of this Agreement.
     b. While this waiver and promise not to sue does not prevent Thomas from initiating a complaint or charge of discrimination with any state or federal agency, Thomas hereby forfeits and waives his rights to receive monetary remedies or reinstatement as a result of any such charge.
5. Company Property
     Thomas agrees that prior to receiving any benefits under this Agreement, he has returned to the Company any and all Company property, equipment or information (including but not limited to keys, security or access cards, computers, personal data assistants, phones, pagers, cameras, Company issued credit cards (e.g. air travel, telephone, car rental etc.), files, computer stored data, documents or other such Company property which came into Thomas’s possession, or which he prepared or helped prepare, in connection with or during his employment with the Company. Thomas will not disclose, transmit or retain any copies of such property or information and will not use any such property or information to the detriment of the Company.
6. No Admission of Liability
     This Agreement does not constitute an admission of liability or wrongdoing on the part of the Company.
7. Miscellaneous
     Neither the fact that the Company or Thomas has executed this Agreement, nor the substantive terms set forth herein, shall be relied upon or cited by the Company or Thomas in any future lawsuit or action, except an action to enforce the terms of this Agreement.
8. Confidentiality
     a. Thomas agrees to keep the terms of this Agreement confidential unless this Agreement is otherwise disclosed publicly by the Company. Specifically, and unless otherwise required by law, Thomas promises he will never reveal to the public or to any current and former employees of the Company, or otherwise publicize, communicate or make public the terms of this Agreement. However, Thomas may disclose the terms of this Agreement to his spouse, legal counsel, and/or financial advisor, but only after he has obtained from such individuals their written agreement to maintain the confidentiality of the terms of this Agreement. A copy of the written agreement to maintain the confidentiality is attached to this Agreement as Exhibit A. Additionally, both Thomas and the Company agree that this Agreement may be used as evidence in a possible lawsuit in which either Thomas or the Company alleges the other party has broken promises made in this Agreement. Should Thomas receive any legal request, notice or order to disclose the terms of this Agreement, Thomas will immediately notify the General Counsel of the Company that Thomas has received such disclosure demand so that the Company may timely take any legal action it considers necessary to stop such disclosures.
     b. Except as necessary to file a complaint or charge with any federal or state agency, Thomas also promises to refrain from commenting, publicly or privately (other than to his immediate family) on the separation of his employment from the Company, except to the limited extent necessary to obtain new employment. If inquiry is made by a prospective employer, Thomas shall be permitted only to state that “the reason for his separation from the Company was due to divergent opinions with management.” Thomas and the Company also specifically promise to refrain from taking any action or making any statement which in any manner disparages or impugns the reputation or goodwill of the other, including any of the released parties, to any third persons, including any statement by Thomas that he was treated improperly or unlawfully in any manner during the course of his employment with the Company. Thomas and the Company recognize that a violation of this Paragraph constitutes a material breach of this Agreement. Thomas and the Company further recognize that if either violates the provisions of this Paragraph, all of the other obligations set forth in this Agreement shall otherwise remain in full force and effect, including Thomas’s agreement to release all claims.
     c. Thomas further agrees not to disclose to any third party or to any non-authorized employee or agent of the Company any Confidential Information he acquired during his employment with the Company. “Confidential Information” shall mean information which is proprietary to the Company and which may have been disclosed to Thomas as an employee or officer of the Company or known by him as a result of his employment with the Company. Confidential Information includes the whole or any portion or phase of any trade secrets, scientific or technical information, including formulas, devices, methods, techniques, designs, procedures, inventions, improvements, discoveries, processes, know-how, plans, or any business information or plans, audit reporting, financial, tax or accounting information, litigation-related information, or listing of names, addresses, or telephone numbers that derives independent economic value, actual or potential, including but not limited to value to the Company from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and further includes all information not generally known to the trade or industry in which the Company and its affiliates are engaged about the products, processes, business plans, finances, costs, marketing plans, customer and potential customer lists, machines, in-services, and includes but is not limited to research, development, manufacturing, testing, purchasing, data processing, engineering, marketing, merchandising, selling and servicing, and corresponding information about the products, processes, business plans, marketing plans, customer lists, machines, and in-services of the Company or any of its affiliates, that is acquired by, or made available to, Thomas during his employment; and further includes all information received from the Company with the understanding, express or implied, that such information will not be disclosed, including but not limited to training, training manuals, training programs, employee data, or any other information provided by the Company in relation to the services provided by the Company.

9. Inquiries by Third Parties
     If contacted by any prospective employers regarding Thomas’s employment or separation from employment, the Company will state that it is Company policy to provide only dates of employment and title of position.
10. Consequences of Thomas’s Violation of Promises
     a. If it is determined through arbitration that Thomas has broken the promises he made in Paragraph 4 of this Agreement, he will pay for all costs incurred by the Company, including reasonable attorneys’ fees, in defending against his claims. In addition, Thomas will have to repay the Company the gross sum of money described in the Paragraph 1(a) of this Agreement. If Thomas pursues a claim under the ADEA, a court has discretion to determine whether the Company is entitled to restitution, recoupment or set off (hereinafter “reduction”) against any monetary award obtained by Thomas in a court proceeding. A reduction never can exceed the amount Thomas recovers, or the consideration Thomas received for signing this Agreement, whichever is less.
     b. If it is determined through arbitration that Thomas has broken the promises he made in Paragraph 8(a) or (b) of this Agreement, Thomas acknowledges that calculation of the harm done to the Company and resulting damages would be extremely difficult to determine. Therefore, Thomas agrees that in the event that he breaks such promises as established at an arbitration pursuant to Paragraph 12, Thomas will pay as liquidated damages the gross sum of money paid to him as described in Paragraph 1(a) of this Agreement. The Company agrees that in the event the arbitration panel determines he did not break such promises, then the Company shall pay all costs incurred by Thomas, including reasonable attorneys’ fees, in defending against his claims.
11. Voluntary Agreement.
     Thomas acknowledges that he has carefully read this Agreement, understands all of its terms including the full and final release of claims set forth above in Paragraph 3, and accepts all of those terms. Thomas further acknowledges that he has voluntarily and without coercion or duress, entered into this Agreement; that he has not relied upon any representation or statement, written or oral, not set forth in this Agreement; that the only consideration for signing this Agreement is set forth herein; that the consideration received for executing this Agreement is good and sufficient consideration, greater than that to which he may otherwise be entitled; and that this Agreement advises, encourages, and gives him the opportunity to consult with an attorney before signing this Agreement. The language contained in this Agreement shall not be construed for or against either party to this Agreement.
     In addition, Thomas acknowledges that he has been given at least 21 days to review and consider the Agreement and that if he signs the Agreement before 21 days have passed, he does so of his own free choice. Thomas further understands that any changes made to this Agreement whether material or immaterial do not restart the 21-day consideration period.

     Further, Thomas acknowledges that he has a period of seven days, beginning on the day in which he signs this Agreement, during which he may revoke his acceptance of the Agreement by submitting a written statement to that effect to P. Kelly Tompkins, Executive Vice President and Chief Administrative Officer, RPM International Inc., 2628 Pearl Road, Medina, Ohio 44256. Further, Thomas understands that this Agreement will not become effective or enforceable until this seven-day period has expired. Thomas understands that for such revocation to be effective, notice must be received no later than the seventh calendar day after Thomas signs the Agreement.
12. Applicable Law
     This Agreement shall be governed by, interpreted under, and enforced in accordance with the laws of the State of Ohio. Any dispute relating to this Agreement will be submitted for binding arbitration under the auspices of the American Arbitration Association utilizing the Employment Dispute Resolution Rules, which arbitration shall be conducted in Cleveland, Ohio.
11. Entirety of Agreement
     This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof. Thomas and the Company agree that if a court of competent jurisdiction declares any provision invalid, such invalidation shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect. This Agreement supersedes all prior discussions, negotiations and agreement between Thomas and the Company, except any agreement relating to confidentiality of trade secrets or proprietary information, and may not be modified, except in a writing signed by the parties affected hereby.
     ERNEST THOMAS ACKNOWLEDGES THAT THIS IS A RELEASE AND THAT HE IS RELINQUISHING ALL OF HIS RIGHTS TO SUE.
     IN WITNESS WHEREOF, the undersigned have so agreed and execute this Agreement effective as of the date and year indicated below.

P. Kelly Tompkins, for	Date	Ernest T. Thomas	Date
For RPM International Inc.